Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

INDUSTRIAS BACHOCO, S.A.B. DE C.V.

(Name of Subject Company)

EDIFICIO DEL NOROESTE, S.A. DE C.V.

(Names of Filing Persons (Offerors))

Table 1 – Transaction Value

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$649,059,812.01	0.00011020	$71,526.39
Fees Previously Paid	$0		$0
Total Transaction Valuation	$649,059,812.01
Total Fees Due for Filing			$71,526.39
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fees Due			$71,526.39

* The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on the offer to purchase:

(1)	any and all issued and outstanding Series B shares, without par value, of Industrias Bachoco, S.A.B. de C.V., a publicly-held corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Company”) held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) (so held, the “Series B Shares”); and

(2)	any and all issued and outstanding American Depositary Shares (each of which represents twelve Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), held by holders, wherever located;

in each case other than any Shares owned directly or indirectly by the Robinson Bours family and/or its affiliates, for Ps.81.66 in cash per Series B Share and Ps.979.92 in cash per ADS (together, the “U.S. Offer Price”), without interest and less (i) any applicable brokerage fees and commissions, (ii) any applicable foreign exchange conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars (in the case of the ADSs), and (iii) applicable withholding taxes. The transaction value consists of: (A) the quotient of (i) 159,880,457 Series B Shares outstanding (directly or in the form of ADSs) as of October 6, 2022, based on the information provided by Purchaser and its outside counsel and (ii) Ps.81.66 per Series B share; divided by (B) a Mexican Peso-to-USD exchange rate of Ps.20.1150 per U.S.$1.00 (as reported by the U.S. Federal Reserve Board on September 30, 2022).

** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and SEC Release Nos. 33-11095; 34-95597, issued August 25, 2022, by multiplying the transaction value by 0.00011020.